                                                                   EXHIBIT 10.3

                               ROYALTY AGREEMENT


THIS ROYALTY AGREEMENT is made on March 18,1999 by and between LIFEQUEST MEDICAL, INC., a Delaware corporation ("LifeQuest"), and TFX EQUITIES INCORPORATED, a Delaware corporation (the "Royaltyholders' Agent"), as such agent, for the benefit of the persons whose names are set forth on the Schedule of Royaltyholders attached hereto (the "Royaltyholders").

                                   BACKGROUND

   A. On the date hereof Dexterity Incorporated, a Delaware corporation ("Seller"), has merged with and into LifeQuest pursuant to a Plan of Merger and Acquisition Agreement, dated December 18, 1998 between LifeQuest and Seller (the "Merger Agreement"). Such merger is hereinafter referred to as the "Merger."

   B. Pursuant to Section 2.6 of the Merger Agreement, by virtue of the Merger, each share of common stock of Seller held immediately before the Merger by the Royaltyholders has been converted into the right to receive, among other things, an undivided percentage interest (a "Royaltyholder's Percentage Interest") in the royalty payments provided for in this Agreement. The number of shares of such common stock of Seller so held by each of the Royaltyholders, and the aggregate Percentage Interest held by each such person, is specified on the Schedule of Royaltyholders.

   NOW, THEREFORE, in consideration of the Merger and other valuable consideration specified in the Merger Agreement, receipt of which is hereby acknowledged, and intending to be legally bound hereby, LifeQuest and the Royaltyholders' Agent agree as follows:

         1. Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

            (a) "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person, and includes any Person who is an officer, director or employee of such Person and any Person that would be deemed to be an "affiliate" or an "associate" of such Person, as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act. As used in this definition, "controlling" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise).


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            (b) "Converted Supplemental Royalties" at any date means the aggregate amount of Supplemental Royalties for which LifeQuest's obligation has, at or before such date, been converted into an obligation to pay amounts from the proceeds of Infringement Actions pursuant to Section 3(a). "Converted Supplemental Royalties Outstanding" at any time means the greater of (i) zero or (ii) the amount determined by subtracting from the Converted Supplemental Royalties at such time the aggregate amount of payments which have then been made by LifeQuest pursuant to Section 3(b).

            (c) "Dexterity PneumoSleeve Product" means the extracorporeal pneumoperitoneum surgical device heretofore offered for sale by Seller, known as the "Dexterity PneumoSleeve."

            (d) "Dexterity Product" means the Dexterity PneumoSleeve Product or the Dexterity Protractor Product, including any modification or improvement of any such device at any time offered for sale by LifeQuest, any of its Affiliates or any Licensee, assignee or successor of LifeQuest or any of its Affiliates.

            (e) "Dexterity Protractor Product" means the incision liner and retractor surgical device heretofore offered for sale by Seller, known as the "Dexterity Protractor," (including the modified protractor product developed for use in AAA surgical procedures which is in prototype form).

            (f) "Infringement Action" means any action, suit or other proceeding instituted or maintained by LifeQuest against any Person, claiming that such Person has manufactured, used or sold a device or apparatus which infringes one or more claims of any patent acquired by LifeQuest from Seller and seeking relief therefor, including a declaratory or injunctive order or damages in respect thereof.

            (g) "Licensee" of any Person means any other Person who shall be granted a license, directly or indirectly, mediately or immediately, to use or practice any patent rights or other intellectual property rights of such first mentioned Person.

            (h) "LifeQuest" means LifeQuest Medical, Inc., a Delaware corporation.

            (i) "Merger" has the meaning given thereto in Background paragraph
A.

            (j) "Merger Agreement" has the meaning given thereto in Background paragraph A.

            (k) "Net Sales Price" of a Dexterity Product sold by any Person means the gross sales price of such sale, less any credit for returns, any discounts or other allowances available to the purchaser thereof and the amount of any sales or fiscal taxes, duties and shipping and insurance charges included in such gross sales price.


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            (l) "Percentage Interest" of any Royaltyholder means the percentage amount set forth opposite the name of such Royaltyholder in the Schedule of Royaltyholders.

            (m) "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or a governmental body or agency.

            (n) "Proceeds" of an Infringement Action means all amounts and pecuniary benefits received by LifeQuest, net of expenses (including reasonable attorneys' fees and costs) in respect of such Infringement Action, including the proceeds of any judgment, settlement or other disposition of the claims of LifeQuest asserted in such proceeding.

            (o) "Quarterly Royalty Period" has the meaning given thereto in
Section 2(c).

            (p) "Royalties" means the payments provided for in Section 2(a).

            (q) "Royalty Amount" has the meaning given thereto in Section 2(a).

            (r) "Royalty Period" has the meaning given thereto in Section 2(a).

            (s) "Royalty Year" means each successive twelve (12) month period commencing on the date of this Agreement, except that if the date of this Agreement is other than the first day of a month, the first Royalty Year shall be the period commencing on the date of this Agreement and ending on the last day of the twelfth (12th) full calendar month thereafter.

            (t) "Royaltyholder" means each of the Persons whose names are set forth in the Schedule of Royaltyholders attached hereto.

            (u) "Royaltyholders' Agent" at any time means TFX Equities Incorporated, if it is then acting as such agent, or such successor thereto then so acting pursuant to Section 4(g).

            (v) "Seller" means Dexterity Incorporated, a Delaware corporation.

            (w) "Supplemental Royalties" means the payments provided for in
Section 2(b).

            (x) "Termination of any Infringement Action" means the entry of a final judgment in respect of LifeQuest's claims in such proceeding which is or has become final and unappealable or the resolution of such claims by settlement or other amicable action.

2.       Royalties.

            (a) Royalty Amount and Term. LifeQuest will pay to each Royaltyholder (or, in the circumstances specified in Section 4(a), to the Royaltyholders' Agent) royalties (the "Royalties") in the amount of such Royaltyholder's Percentage Interest of the Royalty Amount. The "Royalty Amount" means the amount equal to 15% of the Net Sales Price of Dexterity Products sold by LifeQuest, or any of its Affiliates or any Licensee, assignee or successor of



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LifeQuest or any of its Affiliates, during the period commencing on the effective date of this Agreement and ending on the last day of the eighty-fourth (84th) full calendar month thereafter (the "Royalty Period").

            (b) Minimum Royalties. Subject to Section 3, if the Royalties payable to all Royaltyholders in respect of sales of Dexterity Products made in any Royalty Year shall be less than the Minimum Royalty Amount for such Royalty Year specified below, LifeQuest will pay to each Royaltyholder an amount equal to such Royaltyholder's Percentage Interest of such shortfall ("Supplemental Royalties").

                  Royalty Year                         Minimum Royalty Amount
                  ------------                         ----------------------
                       1                                    $  442,908
                       2                                    $  827,270
                       3                                    $1,307,313
                       4                                    $1,779,401
                       5                                    $1,779,401
                       6                                    $1,779,401
                       7                                    $1,779,401

            (c) Time of Royalty Payments. Royalties payable pursuant to Section 2(a) in respect of sales of Dexterity Products in any Quarterly Royalty Period will be paid within thirty (30) days after the end of such Quarterly Royalty Period. Supplemental Royalties payable pursuant to Section 2(b) in respect of any Royalty Year will be paid within thirty (30) days after the end of such Royalty Year. "Quarterly Royalty Periods" means the successive periods, commencing on the date of this Agreement, each comprising three (3) months, except that if the date of this Agreement is other than the first day of a month, the first such period will end on the last day of the third full calendar month after the date of this Agreement.

            (d) Manner of Royalty Payments. All payments to be made by LifeQuest pursuant hereto shall be made by check drawn on good funds on deposit in a commercial bank in the United States, mailed at least one (1) day before such payments are due.

            (e) Records. LifeQuest will keep accurate books of account containing all information necessary to identify sales during the Royalty Period and to calculate the Royalties payable in respect thereof. Such books of account will be made available for inspection by the Royaltyholders (including representatives of the Royaltyholders), upon reasonable notice at reasonable times.

            (f) Reports. LifeQuest will accompany each payment of Royalties with a report as to the aggregate quantity and Net Sales Price of the Dexterity Products in respect of which such payment is made, and will supply to any Royaltyholder such additional information in respect thereof as such Royaltyholder may reasonably request.




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            (g) Currency. All payments to be made by LifeQuest pursuant hereto shall be made in U.S. dollars. For purposes of calculating Royalties in respect of sales of Dexterity Products made in a currency other than U.S. dollars, the Net Sales Price of such sales shall be translated into the U.S. dollar equivalent thereof at the rate quoted for exchange of such currency into U.S. dollars in the Wall Street Journal (or similar publication reasonably selected by LifeQuest) at a date reasonably proximate to the last date of the Quarterly Royalty Period in which such sales were made.

            (h) Interest. LifeQuest will pay interest on any Royalties or other amounts payable by it hereunder not paid when due at the rate of twelve percent (12%) per annum.

            (i) Other Competing Products. Without the prior written consent of the Royaltyholders who hold at least a majority of the Percentage Interests of all Royaltyholders, LifeQuest will not,during the Royalty Period, directly or indirectly, manufacture or offer for sale any device or apparatus, other than a Dexterity Product, which is generally similar to, may be used as a substitute for, or otherwise is or would be competitive with any Dexterity Product.

         3. Conversion of Supplemental Royalty Obligations Under Certain Circumstances.

            (a) If (i) the aggregate Royalties payable to all Royaltyholders pursuant to Section 2(a) in respect of any Royalty Year shall be less than seventy-five percent (75%) of the Minimum Royalty Amount for such Royalty Year and (ii) LifeQuest shall have commenced one or more Infringement Actions at least one of which has not been terminated before the end of such Royalty Year, then at LifeQuest's option (exercised by notice given to the Royaltyholders on or before the date when Supplemental Royalties in respect of such Royalty Year would become due), LifeQuest may convert its obligation to pay Supplemental Royalties in respect of such Royalty Year into an obligation to pay, in lieu thereof, amounts pursuant to Section 3(b).

            (b) If LifeQuest shall convert its obligation to pay any Supplemental Royalties pursuant to Section 3(a), thereafter, upon the receipt by LifeQuest of any Proceeds of any Infringement Action (whether or not such Infringement Action shall have been the Infringement Action on which such conversion election was based), LifeQuest will pay to each Royaltyholder, only from such Proceeds, the greater of such Royaltyholder's Percentage Interest of
(i) the amount of the Converted Supplemental Royalties Outstanding at such date or (ii) fifteen percent (15%) of such Proceeds.

            (c) Nothing in this Section 3 shall be deemed to authorize the suspension or conversion of any obligation of LifeQuest to pay Royalties pursuant to Section 2(a), which obligations are absolute.

         4. Rights and Duties of Royaltyholders' Agent.

            (a) Royalty and Other Payments to be Made to Royaltyholders' Agent Under Certain Circumstances. If any default shall occur in the timely payment or performance by LifeQuest of any of its obligations hereunder, the Royaltyholders' Agent may give notice to




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LifeQuest that all Royalties and other payments due by LifeQuest hereunder shall thenceforth be made to the Royaltyholders' Agent. In such event LifeQuest shall thereafter make all such payments directly to the Royaltyholders' Agent, until the Royaltyholders' Agent shall give LifeQuest notice to the contrary, and all such payments so made shall be deemed, as between LifeQuest and the Royaltyholders, to have been made to and received by the Royaltyholders. The Royaltyholders' Agent may apply any such payments so received, first, to the payment or reimbursement of the Royaltyholders' Agent for expenses incurred in the performance of its duties hereunder, and thereafter ratably to the Royaltyholders in accordance with their respective Percentage Interests.

            (b) Enforcement Action on Behalf of Royaltyholders. Actions against LifeQuest to enforce the rights of the Royaltyholders' Agent or of any Royaltyholder may be brought only by the Royaltyholders' Agent.

            (c) Royaltyholders' Instructions. Provided that the Royaltyholders' Agent shall have received such indemnification for, or advances of, expenses as the Royaltyholders' Agent may reasonably request, the Royaltyholders' Agent will take all such action as any Royaltyholder may reasonably direct the Royaltyholders' Agent to take to enforce the performance of LifeQuest's obligations hereunder for the benefit of such Royaltyholder. The Royaltyholders' Agent will not be required to institute any legal proceedings or take any other action to enforce the performance of the obligations of LifeQuest hereunder or to enforce or foreclose upon the security interest granted in Section 3(c), except pursuant to specific instructions deemed by it sufficient, duly given or consented to by the Royaltyholders holding a majority of the Percentage Interests.

            (d) Royaltyholders' Agent's Authority to Act. The Royaltyholders' Agent shall have full authority to take all such action, without instructions from any Royaltyholder, as the Royaltyholders' Agent shall deem appropriate to enforce the provisions of this Agreement and to enforce the security interest for the benefit of the Royaltyholders ratably, and the Royaltyholders' Agent may settle, compromise, compound or otherwise release, modify or adjust any claim which might be made by the Royaltyholders' Agent hereunder or in respect hereof as the Royaltyholders' Agent in its absolute discretion may deem appropriate.

            (e) No Implied Duties of Royaltyholders' Agent. Without limiting the authority of the Royaltyholders' Agent to act pursuant to Section 4(d), the Royaltyholders' Agent shall be responsible only for performing and need only perform those duties to the Royaltyholders specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Royaltyholders' Agent.

            (f) Liability of Royaltyholders' Agent. The Royaltyholders' Agent shall not be liable except for its own willful misconduct, bad faith or gross negligence. The Royaltyholders' Agent shall not incur any liability in acting upon any signature, instrument, notice, resolutions, request, consent, order, certificate, report, opinion or other document or paper believed by it to be genuine and to be signed by the proper person. The Royaltyholders' Agent may accept a certified copy of a resolution of the board of directors or other governing body of any Person as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.




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            (g) Merger or Succession of Royaltyholders' Agent. Any corporation into which the Royaltyholders' Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Royaltyholders' Agent shall be a party, or any corporation succeeding to any part of the Royaltyholders' Agent's business, shall have and may exercise the powers and authority of the Royaltyholders' Agent, as such agent hereunder, without the execution or filing of any document or any other act on the part of any Royaltyholder.

            (h) Royaltyholders' Agent May be a Royaltyholder. The
Royaltyholders' Agent may be a Royaltyholder.

         5. Notices. All notices and other communications hereunder or in connection herewith to any of LifeQuest, the Royaltyholders' Agent or any Royaltyholder shall be in writing and shall be deemed to have been given to such Person if delivered (which may be by telefax or other electronic transmission) or mailed in the continental United States by registered or certified mail, return receipt requested, to such Person at the following address therefor, or to such other address as such Person may hereafter specify by notice to the others:

                  If to LifeQuest:

                  LifeQuest Medical, Inc.
                  12961 Park Central, Suite 1300
                  San Antonio, TX  78216
                  Attention:        Randall K. Boatright
                                    Executive Vice President and CFO

                  If to the Royaltyholders' Agent:

                  TFX Equities Incorporated
                  1787 Sentry Parkway West
                  Building Sixteen, Suite 220
                  Blue Bell, PA  19422
                  Attention:        John J. Sickler, President

                  If to any Royaltyholder: to such Person at the address therefor specified in the Schedule of Royaltyholders.

         6. General Provisions.

            (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict-of-laws rules as applied in Pennsylvania.


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            (b) Construction. References herein to "Sections" are references to
Sections of this Agreement. The word "including" means "including without limitation."

            (c) Section Headings. The section headings contained herein are for convenience of reference only and shall not be deemed to constitute a part of this Agreement or affect the meaning or interpretation of it in any way.

            (d) Assignment. The rights and powers of the Royaltyholders and the Royaltyholders' Agent may be assigned and shall inure to the benefit of their respective heirs, successors and assigns.

            (e) Delay or Omission Not Waiver. No delay or omission on the part of the Royaltyholders' Agent or any Royaltyholder to exercise any right hereunder will impair any such right or be construed as a waiver of any default or any acquiescence therein. No waiver of any default hereunder will affect any later default or will impair any rights hereunder of the Royaltyholders' Agent or any Royaltyholder. No single, partial or other exercise of any right by the Royaltyholders' Agent or any Royaltyholder will preclude further or other exercise hereof.

            (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the execution signatures of each of LifeQuest and the Royaltyholders' Agent.


         EXECUTED by LifeQuest and the Royaltyholders' Agent the date first above written.

                                         LIFEQUEST MEDICAL, INC.


                                         By: ______________________________
                                           Richard A. Woodfield,
                                           President and Chief Executive Officer

                                         TFX EQUITIES INCORPORATED,
                                         as Royaltyholders' Agent


                                         By: ______________________________
                                           John J. Sickler,
                                           President



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                           SCHEDULE OF ROYALTYHOLDERS


                                                 Number of Shares of
           Name and Address                       Seller Stock Owned                     Percentage Interest
           ----------------                      -------------------                     -------------------
TFX Equities, Inc.                                       731                                     62.85%
1787 Sentry Parkway West
Building Sixteen, Suite 220
Blue Bell, PA  19422

Christopher K. Black                                     202                                     17.37%
c/o Dexterity, Inc.
1787 Sentry Parkway West
Building Sixteen, Suite 220
Blue Bell, PA  19422

Surgical Visions I, Inc.                                 165                                     14.19%
Fulton 400 Corporate Center
1495 Hembree Road,
Suite 700
Roswell, GA  30076

Frederick C. Feiler, Jr.                                  40                                      3.44%
c/o Dexterity, Inc.
925 Tanworth Drive
Raleigh, NC  27615

Jerome F. Flaherty                                        20                                      1.72%
c/o Dexterity, Inc.
2705 Northwest Boulevard
Columbus, OH  43221

Dr. Clark Gerhart, M.D.                                    5                                      0.43%
29th Street Office Complex
Building B, Suite 415
1201 North Church Street
Hazleton, PA  19201